UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2005

AUTOLIV, INC.
(Exact name of registrant as specified in its chapter)

Delaware (State or other juris- diction of incorporation)	001-12933 (Commission File Number)	51-0378542 (I.R.S. Employer Identification No.)

World Trade Center,
Klarabergsviadukten 70, SE-107 24
Stockholm, Sweden
(Address of principal executive offices)

Registrant's telephone number, including area code +46-8-587 20 600

Not Applicable
(Former name or former address, if changed since last report)

Item 2.02 Results of Operations and Financial Condition

On December 13, 2005 Autoliv, Inc. (the "Company") issued a press release announcing its decision to pay - under the American Jobs Creation Act - a one-time internal distribution of $518 million in addition to the previous $337 million cash distribution to the U.S. parent company, Autoliv, Inc.

The Company estimates that the total internal transfer of $855 million (of which $810 million will qualify under the Jobs Creation Act) will reduce the Company's annual tax and interest expense by approximately $17 million at the net income line annually, given current interest rates in Sweden and the United States.

As part of the transaction, Autoliv has established a new Swedish holding company, Autoliv Holding AB, which has taken full ownership of Autoliv AB, the former Swedish holding company.

Costs Associated with the Action

The Company estimates that the total distribution will result in a one-time tax expense of approximately $10 million of which $7 million will be in the current quarter.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c) EXHIBITS

99.1   Press Release of Autoliv, Inc. dated December 13, 2005 reporting its decision to pay an additional one-time distribution of $518 million from Sweden to the United States.

99.h   Share transfer agreement between Autoliv, Inc. and Autoliv Holding AB regarding Autoliv AB, dated December 13, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date December 14, 2005	AUTOLIV, INC. (Registrant)
/s/Jörgen Svensson Jörgen Svensson Vice President - Legal Affairs, General Counsel and Secretary